Exhibit 10.24

February 15, 2016

Mr. Dermot Halpin

Dear Dermot:

We are pleased to extend you this offer of continued employment as President, Vacation Rentals of TripAdvisor, LLC (the “Company”).  This offer may be accepted by countersigning where indicated at the end of this letter.

Duties and Extent of Service

As President, Vacation Rentals you will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as the Company may from time to time designate (consistent with your role). You shall report directly to the Company’s Chief Executive Officer.  You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.  Except for vacations and absences due to temporary illness, you will be expected to devote your full business time and effort to the business and affairs of the Company.  Notwithstanding the foregoing, you may serve as a board member or consultant to one other entity with the prior written consent of the Company.

Compensation

In consideration of your continued employment with the Company, effective as of October 1, 2015, the Company will pay you a base salary of $390,000, payable in accordance with the Company’s standard payroll practices, as applicable.  You will, for each calendar year, also be eligible to receive an annual discretionary bonus targeted at 50% of your base salary for the applicable year, subject to meeting individual and Company objectives, as determined by the Board of Directors of TripAdvisor, Inc., a Delaware corporation (“TripAdvisor”).  Such annual bonuses will be paid to you at the same time that bonuses are paid to other Company executives and you shall be eligible for a full annual bonus if you are employed as of the last day of the applicable calendar year.

Additional Benefits

You will be entitled to participate in such employee benefit plans and fringe benefits as may be offered or made available by the Company from time to time to its employees and to persons who are at the VP1 level or below.  You will also be entitled to paid vacation annually, based on your seniority (including prior service) in accordance with the Company’s standard policies, provided, however, that you shall accrue at least 28 days of paid vacation each calendar year.  In addition, you will be entitled to a personal travel allowance of $20,000 per year, grossed up for taxes, and the Company agrees to reimburse you for expenses associated with the preparation and filing of tax returns for years 2015 and 2016.

Your participation in such employee benefit plans and fringe benefits, and the amount and nature of the benefits to which you shall be entitled thereunder or in connection therewith, shall be subject to the terms and conditions of such employee benefit plans and fringe benefits.

Confidentiality, Non-Competition, Non-Solicitation and Assignment

(a)You acknowledge that while employed by the Company you will occupy a position of trust and confidence. The Company has provided and shall continue to provide you with Confidential Information (as defined below).  You shall hold in a fiduciary capacity for benefit of the Company and its subsidiaries and affiliates, and shall not, except as may be required to perform your duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information. “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, suppliers, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by you in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, processes, methods, research, secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale, information relating to accounting or tax strategies and data, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. For purposes of this agreement, information shall not cease to be Confidential Information merely because it is embraced by general disclosures for financial reporting purposes or because individual features or combinations thereof are publicly available. Notwithstanding the foregoing provisions, if you are required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, you shall promptly notify the Company in writing of any such requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof.  You shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time you are required to make the disclosure, or the Company waives compliance with the provisions hereof, you shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose.  You acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. You agree to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of your employment, all documents, computer tapes and disks, plans, initiatives, strategies, records, lists, data, drawings, prints, notes and written information (and all copies thereof) created by or on behalf of the Company or its subsidiaries or affiliates or prepared by you in the course of your employment by the Company and its subsidiaries or affiliates. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.  The term control (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(b)In consideration of the Company’s promise to disclose, and disclosure of, its Confidential Information and other good and valuable consideration provided hereunder, the receipt and sufficiency of which you hereby acknowledge, you agree and covenant that from the date hereof and until nine months beyond your date of Termination of Employment from the Company or any of its subsidiaries or affiliates for any reason (the “Restricted Period”), you shall not, directly or indirectly, engage in, assist or become associated with a Competitive Activity.  For purposes of this agreement, (i) a “Competitive Activity” means, at the time of your termination, any business or other endeavor in any jurisdiction of a kind being conducted by the Company or any of its subsidiaries or affiliates (or demonstrably anticipated by the Company or its subsidiaries or affiliates and, for avoidance of doubt, such affiliates to exclude Liberty Media Corporation, Liberty Interactive Corporation, Liberty TripAdvisor Holdings, Inc. or any of their respective subsidiaries), in any jurisdiction as of the date hereof or at any time thereafter; and (ii) you shall be considered to have become “associated with a Competitive Activity” if you becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, (i) you may make and retain investments during the Restricted Period, for investment purposes only, in less than 5% of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if you are not otherwise affiliated with such corporation; (ii) you may serve as an employee or partner (or otherwise invest or hold an ownership interest) in an investment firm that has an ownership interest in a partnership, corporation or other organization that is engaged in a Competitive Activity, provided that such ownership interest does not constitute greater than 20% of such investment firm’s total assets under management and you are not directly involved with the provision of direction or management of such entity engaged in the Competitive Activity, including the investment decisions thereof; and (iii) you may serve as an employee of or partner (or otherwise hold an ownership interest) in a consultancy or investment bank engaged in providing advisory services to entities engaged in Competitive Activities, provided that you are not directly involved in the provision of the advisory services to such entities engaged in the Competitive Activity.  Notwithstanding the foregoing, to the extent that, solely due to a change in scope of the business of the Company or any of its subsidiaries or affiliates (e.g., by virtue of an acquisition or strategic change), you have become “associated with a Competitive Activity” (i.e., for purposes of clarity, your activity prior to such change in scope was permissible under this section), then you shall have a reasonable period of time, not to exceed 12 months, to cure such association with a Competitive Activity, including by resignation (if personal services), liquidation or unwinding (if investment-related) or eliminating any activity or involvement with such entity engaged in the Competitive Activity, in all cases on such terms as are reasonably acceptable to the Company.

(c)You recognize that you will possess Confidential Information about other employees, officers, directors, agents, consultants and independent contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. You recognize that the information you will possess about these employees, officers, directors, agents, consultants and independent contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by you because of your business position with the Company. You agree (i) that, during the Restricted Period, you will not, directly or indirectly, hire or solicit or recruit the employment or services of (i.e., whether as an employee, officer, director, agent, consultant or independent contractor), or encourage to change such person’s relationship with the Company or any of its subsidiaries or affiliates, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates, provided, however, that a general solicitation of the public for employment (and any hiring pursuant thereto) shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates, provided, further, that the hiring, solicitation or engagement (i.e., on a non-exclusive basis) of third-party professional advisors (e.g., law firms, accountancies) shall not constitute recruitment hereunder and (ii) that you will not convey any Confidential Information or trade secrets about any employees, officers, directors, agents, consultants and independent contractors of the Company or any of its subsidiaries or affiliates to any other person except within the scope of your duties ereunder.

(d)During the Restricted Period, you shall not, without the prior written consent of the Company, directly or indirectly, solicit, attempt to do business with, or do business with any customers of, suppliers (including providers of travel inventory) to, business partners of or business affiliates of the Company or any of its subsidiaries or affiliates (collectively, “Trade Relationships”) on behalf of any entity engaged in a Competitive Activity, or encourage (regardless of who initiates the contact) any Trade Relationship to use the services of any competitor of the Company or its subsidiaries or affiliates, or encourage any Trade Relationship to change its relationship with the Company or its subsidiaries or affiliates.

(e)All Executive Developments (as defined below) shall be made for hire by you for the Company or any of its subsidiaries or affiliates. “Executive Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship, in each case, (i) that (A) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (B) results from or is suggested by any undertaking assigned to you or work performed by you for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours and (ii) that is conceived or developed during the Term. All Confidential Information and all Executive Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. You shall acquire no proprietary interest in any Confidential Information or Executive Developments developed or acquired during the Term. To the extent you may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Executive Development, you hereby assign to the Company all such proprietary rights. You shall, both during and after the Term, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its reasonable discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Executive Developments.

At-Will Employment; Termination Without Cause; Resignation With Good Reason

Please note that this offer letter is not a contract of employment for any specific or minimum term and that the employment offered hereby is terminable at will.  This means that our employment relationship is voluntary and based on mutual consent.  You may resign your employment with or without Good Reason (as defined below), and the Company likewise may terminate your employment, at any time, with or without Cause (as defined in Section 1(h)(ii) of TripAdvisor’s 2011 Stock and Annual Incentive Plan, as amended (the “2011 Plan”)) and with written notice.  Any prior oral or written representations to the contrary are void, and any future representations to the contrary are also void and should not be relied upon unless they are contained in a formal written employment contract signed by an officer of the Company and expressly stating the Company’s intent to modify the at-will nature of your employment.

“Good Reason” shall mean the occurrence of any of the following without your prior written consent: (A) the Company’s material breach of any material provision of this offer letter, (B) the material reduction in your title, duties, reporting responsibilities (provided that a change in reporting structure shall not be considered Good Reason so long as the individual you are directly reporting to has a title and job level that is higher than yours) or level of responsibilities as President, Vacation Rentals and VP1 of the Company, (C) the material reduction in your annual base salary or your total annual compensation opportunity, or (D) the relocation of your principal place of employment more than 20 miles outside the Needham, Massachusettes area, provided that in no event shall your resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A) through (D) shall have occurred and you provide the Company with written notice thereof within 30 days after you have knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that you believe constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after receipt of such notice, and (z) you resign within 90 days after the date of delivery of the notice referred to in clause (x) above.

Upon a Termination of Employment (as defined in the 2011 Plan) by the Company for other than Cause, death or Disability (as defined in the 2011 Plan), or by you for Good Reason (as defined above), then:

i.the Company shall continue to pay you your base salary then in effect in accordance with normal payroll practices (but disregarding any reduction in base salary that constituted Good Reason) for six months following the date of termination;

ii.the Company shall pay for your (and your dependents) continued participation in all Company group health, medical, dental and vision plans that you were covered by as of immediately before your Termination of Employment with such coverage extending for six months commencing on the first day of the calendar month following the month of the Terminaton of Employment;

iii.(1) if at such time Stephen Kaufer is the Chief Executive Officer (or similarly situated position) of the Company, the Company will consider in good faith the acceleration of any of your compensation awards based on, or in the form of, TripAdvisor equity (e.g. restricted stock, restricted stock units, stock options or similar instruments) (“Equity Awards”) that are outstanding and unvested at the time of such termination but which would, but for a Termination of Employment, have vested during the six months following such termination (such period, the “Equity Acceleration Period”) or (2) if at such time Stephen Kaufer is not the Chief Executive Officer (or similarly situated position) of the Company, the Company will, subject to the approval of the Compensation Committee, procure an acceleration of any of your Equity Awards that are outstanding and unvested at the time of such termination but which would, but for a Termination of Employment, have vested during the Equity Acceleration Period; provided, in either case, nothing herein shall be a contractual entitlement to any acceleration of equity nor is the acceleration guaranteed; provided, further, that any amount that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest (and, with respect to awards other than stock options and stock appreciation rights, settle) only if, and at such point as, such performance conditions are satisfied; and provided, further, that if any Equity Awards made subsequent to the Effective Date of this Agreement specifies a more favorable post-termination vesting schedule for such equity, the terms of the award agreement for such Equity Award shall govern.

iv.The payment to you of the severance pay or benefits described in this section is contingent upon you signing and not revoking a separation and release of the Company and its affiliates in a form substantially similar to that used for senior executives of the Company (the “Release”), and your compliance with the restrictive covenants set forth in this section (other than any non-compliance that is immaterial, does not result in harm to the Company or its affiliates, and, if curable, is cured by you promptly after receipt of notice thereof given by the Company). The Release shall be delivered by the Company to you within ten (10) days following your employment termination date and must become effective no later than sixty (60) days following your Termination of Employment or such earlier date required by the Release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, you will forfeit any rights to severance. In no event will severance payments or benefits (other than any Accrued Obligations) be paid or provided until the Release becomes effective and irrevocable but in no event shall you forfeit Equity Awards that had vested through the date of Termination of Employment other than the Equity Awards for which the vesting was accelerated pursuant to this offer letter.  Upon the Release becoming effective and irrevocable, any payments delayed from the date of Termination of Employment through the effective date of the Release will be payable in a lump sum without interest as soon as administratively practicable after the Release Deadline and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event the termination occurs at a time during the calendar year where the Release could become effective in the calendar year following the calendar year in which termination occurs, then any severance payments or benefits that would be considered Deferred Payments (as defined below) will commence to be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the Release Deadline.  You acknowledge and agree that the Company’s payment of severance pay and benefits (except Accrued Obligations) constitutes good and valuable consideration for such Release.

Governing Law; Waiver of Jury Trial and Punitive Damages

This offer letter and all matters or issues related hereto shall be governed by and construed under the laws of the Commonwealth of Massachusetts, without reference to principles of conflicts of laws.  Any and all disputes between the parties which may arise pursuant to this letter will be heard and determined before an appropriate federal court in Massachusetts, or, if not maintainable therein, then in an appropriate Massachusetts state court.  The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this letter, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.  EACH PARTY HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

Entire Agreement; Amendment

This offer letter sets  forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed herein.  No prior agreement, whether written or oral (including, without limitation, that letter, effective November 29, 2011, between you and TripAdvisor Ltd.), shall be construed to change or affect the operation of this offer letter in accordance with its terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this offer letter is hereby revoked and superseded.  In the event of any conflict in terms between this offer letter and any other agreement between you and the Company or any Company plan or policy, the terms of this offer letter shall prevail and govern.  This offer letter and any payments or benefits provided to you shall be interpreted, construed, and administered to comply with Internal Revenue Code Section 409A (“409A”) and to avoid the imposition of any 409A taxes upon you.

This offer letter may be amended or terminated only by a written instrument executed both by you and the Company.

Please acknowledge your acceptance of this offer and the terms of this offer letter by signing below and returning a copy to me.

Sincerely,

TRIPADVISOR LLC

By:	/s/ Seth J. Kalvert
Name:	Seth J. Kalvert
Title:	SVP, General Counsel and Secretary

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this offer letter prior to signing hereunder.

/s/ Dermot Halpin
DERMOT HALPIN

Date:	February 15, 2016